Exhibit 99.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is entered into by and between Endeavour International Corporation (the “Company”), and J. Michael Kirksey (“Employee”). The Company and Employee are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Employee’s employment with the Company has ended as of the Separation Date (as defined below); and

WHEREAS, the Parties wish for Employee to receive certain separation benefits from the Company, which benefits are conditioned upon Employee’s entry into this Agreement; and

WHEREAS, the Parties wish to resolve any and all claims that Employee may have against the Company and the other Company Parties (as defined below), including without limitation any claims that Employee may have arising out of his employment or the end of such employment.

NOW, THEREFORE, in consideration of the promises and benefits set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1. Separation from Employment. The Parties acknowledge and agree that the last day of Employee’s employment with the Company was October 26, 2012 (the “Separation Date”).

2. Separation Payment and Benefits. Provided that Employee executes this Agreement and returns it to the Company so that it is received no later than the close of business on Friday, November 16, 2012, and does not exercise his revocation rights pursuant to Section 7 below, then the Company shall:

(a) Provide Employee with a lump sum payment equal to $118,750, less applicable taxes and withholdings (the “Separation Payment”), which such Separation Payment shall be paid on the date that is thirty (30) days after the Separation Date (or the first business day thereafter if the thirtieth (30th) day is not a business day);

(b) Cause a total of 34,564 restricted shares of the common stock of the Company, $0.001 par value per share (“Common Stock”) (such restricted shares, the “Accelerated Restricted Shares”) currently held by Employee and granted pursuant to the Endeavour International Corporation 2010 Stock Incentive Plan (the “Plan”) (which shall include 15,238 restricted shares granted on January 4, 2010, 9,667 restricted shares granted on January 3, 2011 and 9,659 restricted shares granted on January 3, 2012) to become fully vested (such vesting of the Accelerated Restricted Shares, the “Vesting Benefit” and, together with the Separation Payment, the “Separation Benefits”); and

(c) For the portion, if any, of the 90-day period that follows the Separation Date that Employee is eligible to elect, and timely elects, to continue coverage for himself and his eligible dependents, if any, under the Company’s group health and dental plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and/or Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), the Company shall reimburse Employee for the COBRA premium that Employee pays in order to effect such continuation coverage, which such reimbursement shall be paid within fifteen (15) days after Employee submits documentation to the Company evidencing his monthly premium payment to effect applicable continuation coverage; provided, however, that Employee must submit such documentation within ten (10) days of his applicable premium payment; and provided further that the Company’s obligations under this Section 2(c) shall cease if Employee becomes eligible to participate in the group health or dental plan of another employer, including a spouse’s employer (and any such eligibility shall be promptly reported to the Company by Employee). Employee acknowledges and agrees that it is his sole responsibility to elect and maintain COBRA coverage to be eligible for the benefit referenced in this Section 2(c).

3. Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. In entering into this Agreement, Employee expressly acknowledges and agrees that Employee has received all leaves (paid and unpaid) to which Employee was entitled during Employee’s employment and Employee has received all wages and been paid all sums that Employee is owed or ever could be owed by the Company and the other Company Parties (other than the Separation Payment and the amount earned by Employee as base salary in the pay period that immediately preceded the Separation Date). Employee further acknowledges and agrees that, with the exception of any amounts owed to him pursuant to this Agreement, he has no entitlement to any further sums from the Company or any other Company Party, including, but not limited to, any bonuses or other payments. Employee further acknowledges and agrees that, aside from the Accelerated Restricted Shares and those certain stock options with respect to Common Stock that are vested as of the Separation Date (the “Vested Stock Options”), he has no further rights or interests with respect to any shares or other ownership interests in any Company Party, as it is acknowledged and agreed that effective as of the Separation Date, Employee has forfeited all awards or other interests in respect of the Company’s stock other than the Accelerated Restricted Shares and the Vested Stock Options. Without limiting the generality of the foregoing, Employee expressly acknowledges that he has forfeited all shares of restricted stock (other than the Accelerated Restricted Shares), all cash performance awards and performance unit awards, all stock options (other than the Vested Stock Options) and all other awards or other interests granted pursuant to the Plan or any predecessor thereto. Subject to the terms of the Plan, Employee shall be entitled to exercise the Vested Stock Options for the period set forth in the respective award agreement underlying such Vested Stock Option.

4. Release of Liability for Claims.

(a) For good and valuable consideration, including the Company’s agreement to provide the consideration to Employee set forth in Section 2 of this Agreement, Employee hereby releases, discharges and forever acquits the Company, its affiliates and subsidiaries, and their respective past, present and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, successors and representatives, in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its affiliates or subsidiaries and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Employee’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date that Employee executes this Agreement, including without limitation any alleged violation through such date of: (i) the Age Discrimination in Employment Act, as amended (including as amended by the Older Workers Benefit Protection Act); (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993; (xi) any federal, state or local anti-discrimination or anti-retaliation law; (xii) any federal, state or local wage and hour law; (xiv) any other local, state or federal law, regulation or ordinance; (xv) any public policy, contract, tort, or common law claim or claim for fiduciary duty or breach thereof or claim for fraud or misrepresentation or fraud of any kind; (xvi) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvii) any and all rights, benefits or claims Employee may have under any employment contract, incentive compensation plan or equity-based plan with any Company Party or to any ownership interest in any Company Party (other than with respect to the interests that may vest pursuant to Section 2(b) above); and (xviii) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”).

(b) In no event shall the Released Claims include any claim which arises after the date that Employee signs this Agreement or any claim to already vested benefits under an employee benefit plan of the Company that is subject to ERISA.

(c) Further notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recover as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

5. Representation About Claims. Employee represents and warrants that as of the date on which Employee signed this Agreement, he has not filed any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for or with respect to a matter, claim, or incident, which occurred or arose out of one or more occurrences that took place on or prior to the date on which Employee signed this Agreement. Employee further represents and warrants that he has made no assignment, sale, delivery, transfer or conveyance of any rights Employee has asserted or may have against any of the Company Parties with respect to any Released Claim.

6. Employee’s Acknowledgments. By executing and delivering this Agreement, Employee expressly acknowledges that:

(a) He has carefully read this Agreement;

(b)	He has had at least twenty-one (21) days to consider this Agreement before the execution and delivery hereof to the Company;

(c)	He has been and hereby is advised in writing to discuss this Agreement with an attorney of his choice and that he has had adequate opportunity to do so prior to executing this Agreement;

(d)	He fully understands the final and binding effect of this Agreement; the only promises made to him to sign this Agreement are those stated herein; and he is signing this Agreement knowingly, voluntarily and of his own free will, and that he understands and agrees to each of the terms of this Agreement;

(e)	The only matters relied upon by him and causing him to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement; and

(f)	The Company has not provided any tax advice regarding this Agreement and he has had the opportunity to receive sufficient tax advice from advisors of his own choosing such that he enters into this Agreement with full understanding of the tax implications thereof.

7. Revocation Rights. Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Employee executes this Agreement (such seven day period being referred to herein as the “Release Revocation Period”).  To be effective, such revocation must be in writing signed by Employee and must be received by the Company, care of Julie Ferro, Vice President, Human Resources and/or e-mail: julie.ferro@endeavourcorp.com before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period.  If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio.  No consideration shall be provided pursuant to Section 2 of this Agreement if this Agreement is revoked by Employee in the foregoing manner.

8. Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas without reference to the principles of conflicts of law thereof.

9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

10. Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Party to be charged. This Agreement constitutes the entire agreement of the Parties with regard to the subject matter hereof; provided, however, the Parties acknowledge and agree that this Agreement does not supersede, but instead complements, all agreements between the Parties with regard to the protection of confidential information and non-solicitation of employees (including, without limitation, all such agreements contained within the Company’s Code of Business Conduct and the documents referenced therein).

11. Non-Disparagement. Employee agrees to refrain from making any public statements (or authorizing any statements to be reported as being attributed to him) that are critical, disparaging or derogatory about, or which injure the reputation of, any Company Party.

12. Third-Party Beneficiaries. Employee expressly acknowledges and agrees that each Company Party shall be a third-party beneficiary of Section 4 and Section 11 of this Agreement.

13. Severability. Any term or provision of this Agreement that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be modified to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

14. Withholding of Taxes and Other Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

15. Employee’s Cooperation. Employee covenants that, between the Separation Date through at least January 15, 2013, as may be reasonably requested by the Company from time to time, he shall cooperate with the Company in: (a) answering questions and providing assistance with regard to the transition of the Chief Financial Officer duties; and (b) providing support and assistance with regard to any pending or ongoing litigation that relates to any events occurring on or prior to the Separation Date.

16. Non-Solicitation. Employee acknowledges and agrees that, in awarding the restricted stock, and in causing providing the Vesting Benefit in Section 2(b) above, the Company has linked Employee’s interests to its long-term business interests and goodwill and, in the course of his employment, the Company provided Employee with its confidential information. In order to protect the Company’s confidential information and goodwill, and as an incentive for the Company to enter into this Agreement, Employee expressly promises that between the Separation Date and the date that is one year after the Separation Date, he will not, directly or indirectly, engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer, director or employee of the Company. Employee acknowledges and agrees that the restrictions set forth in this Section 16 are reasonable in all respects and no greater than necessary to protect the Company’s legitimate business interests. Nevertheless, if any of the restrictions set forth in this Section 16 are found by a court or arbitrator of competent jurisdiction to be unreasonable, or overly broad, or otherwise unenforceable, the Parties intend for the restrictions set forth in this Section 16 to be modified by the court or arbitrator making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the parties intend to make this Section 16 enforceable under all applicable laws so that this section as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. The Parties further agree and acknowledge that, in the event of a breach or threatened breach of any of the provisions of this Section 16 or Section 17 below, the Company shall be entitled to immediate injunctive relief, as any such breach would cause the Company irreparable injury for which it would have no adequate remedy at law. Nothing herein shall be construed so as to prohibit the Company from pursuing or obtaining any other remedies available to it hereunder, at law or in equity for any such breach or threatened breach.

17. Confidential Information; Return of Property. In addition to all other obligations that Employee owes with regard to the protection of the Company’s confidential information (including, without limitation, such obligations as are set forth in the Company’s Code of Business Conduct and the documents referenced therein), Employee agrees to the provisions of this Section 17. Employee expressly acknowledges, that, while performing his duties on behalf of the Company and as a result of the nature of the Company’s business, he has had access to and come into contact with Confidential Information (as defined below). Employee promises that, at all times after the Separation Date, he shall protect, keep and treat as confidential all of the Confidential Information, he shall not use or disclose any Confidential Information to anyone (other than in the for the benefit of the Company or with the written consent of the Chief Executive Officer for the benefit of the Company), and he shall not make any use of any Confidential Information for his own personal purposes or for the benefit of anyone other than the Company and its affiliates. The term “Confidential Information” means any and all information relating to the business and affairs of the Company and its affiliates, including for example but not limited to, the following: (a) technical information such as geological, geophysical, reserve, seismic, log, engineering, leasing, well data or analyses, and environmental information and any other explorations and production data; (b) business information such as corporate strategies, actual or proposed business development plans, actual or proposed acquisitions or divestitures, terms of actual or proposed financial arrangements with third parties, management discussions, financial modeling, land schedules, leasing plans, lease analyses, asset purchase or sale agreements, joint operating agreements, actual or proposed contracts, operations, joint venture dealings and analysis, and negotiating strategies; (d) financial information such as costs, profits, revenues, budgets, cash flow analysis, debt or equity analyses, proposed debt or equity offerings, business forecasts, operating data, financing activities and terms and financial spreadsheets; (e) employee information such as salaries, bonus compensation, skills, weaknesses and abilities; (f) joint venture information relating to any oil and gas properties being operated jointly with third parties, which may or may not have their own confidentiality requirements pursuant to joint operating agreements; (g) trade secrets or information not generally known in the industry; (g) information given to the Company in confidence by third parties pursuant to agreements or obligations of confidentiality; (h) trade secrets or information not generally known in the industry; (i) information relating to the business of oil and gas exploration and production; (j) information not previously disclosed as a matter of public record by filings made by the Company and/or its affiliates with the Securities and Exchange Commission; (k) information created by Employee or by others; and (l) all documents, notes, memos, analyses, computer files, emails or other records containing or derived from such Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include any information that is known to the general public or made available to the general public other than through an action of Employee or anyone acting at his direction. Further notwithstanding the foregoing, nothing in this Agreement shall prevent Employee from making any disclosure that he is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by law; provided, however, that, prior to any such disclosure, Employee shall provide the Company with prompt notice of such requirements so that the Company may seek a protective order or other appropriate remedy in order to prevent or limit such disclosure. Employee represents and warrants that he has returned to the Company all Confidential Information in his possession, custody or control and that he has not retained any copies thereof. Employee further represents and warrants that he has returned to the Company all property belonging to the Company, including without limitation all computer files, electronically stored information and other materials provided to him by the Company in the course of his employment.

18. Recoupment of Separation Benefits. The promises made by Employee pursuant to Sections 11, 15, 16 and 17 are a material inducement for the Company to enter this Agreement. In the event that Employee breaches any of the covenants therein, the Company shall have the right to recover, and Employee shall be obligated to repay, all Separation Benefits (or, in the case of the Accelerated Restricted Shares, the cash value thereof if such shares are no longer held by Employee). The Company’s right to recover the Separation Benefits as set forth in the previous sentence shall not be its exclusive remedy in the event of a breach by Employee, as the Company shall also be entitled to pursue and obtain all other remedies available to it, at law and equity.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement, effective for all purposes as provided above.

ENDEAVOUR INTERNATIONAL, INC.

By: /s/ William L. Transier
Name: William L. Transier
Title: Chairman & CEO

J. MICHAEL KIRKSEY:

/s/ J. Michael Kirksey
J. Michael Kirksey
Date: Oct. 29, 2012